POLICY ON INSIDER TRADING

                                       AND

                                 CODE OF ETHICS

                         GEORGE D. BJURMAN & Associates

Introduction
------------

1) The Congress of the United States, as well as the United States Supreme Court and lower courts have, in a variety of instances, expressed their commitment against the misuse of non-public information (also known as insider trading). GDBA is likewise committed to prevent the misuse of information which might come to the attention of its employees through their activities on behalf of the firm (in conducting research, dealing with brokers or with customers). All employees of this firm are prohibited from directly or indirectly effecting any transaction in the securities of any company if in possession of material non-public information. Any questions regarding this policy must be brought to the attention of G. Andres Bjurman, President or O. Thomas Barry III, Senior Executive Vice President, and Marivic Jimera-Fanega, Compliance Officer for a decision.

2) "Material Non Public Information" consists of any information which may influence an investment decision relating to a security, or which may affect an analysis of the value of a security, and which is not generally available to the investing public, whether in filings with the Securities and Exchange Commission or otherwise. Please note that GDBA's "block trades" should be considered as inside information. The block trades are privileged information to the entire firm, from the moment the investment decisions are made by the Investment Policy Committee and handed over to the Trading department for execution. As the firm's blocks may have market impact, it is important to recognize that the firm's decisions to buy or sell should not be communicated outside of the firm. Other unique situations may arise in your day-to-day activity. Because the determination as to whether certain information is material non-public information may be difficult and may involve analysis of a number of factors, any uncertainty in this regard should be resolved by referring the question to the President and the Compliance Officer of the firm.

Obligations of Employees
------------------------

1) GDBA employees are prohibited from recommending the purchase or sale of any company's security on which whey have received material non-public information. Employees are likewise prohibited from tipping or communicating this material, non-public information to their clients, or any other person(s).

2) Employees who come into possession of or create any documents that contain confidential information or material non-public information are responsible for securing such documents and making sure that they do not become available to any other employee(s) who should not otherwise be in possession of such documents. Only those persons employed by GDBA to whom this information may be relevant (typically, members of the Investment Policy Committee and/or research analysts) shall have access to this information).

3) Any documents referenced under this section shall, when not otherwise being actively used, reviewed or redrafted, be kept under lock and key in the desk or files of the individual maintaining possession of them. In the event that such documents become outdated or too voluminous to be kept in the office of such person, then the Compliance Officer should be consulted and arrangements made to otherwise secure and control the availability of such documents.

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4)   When confidential or material  non-public  documentation is no longer being used, the employee involved should consult with the Compliance Officer concerning safekeeping or distribution of such documents.

Obligation of the Compliance Officer (or designee)
--------------------------------------------------

1) The Compliance Officer shall maintain appropriately designated files and cabinet space (which will be kept under lock and key), to provide for control of all confidential documentation which shall come into her possession on behalf of the firm. Further, the Compliance Officer shall, from time to time, review the GDBA's insider trading policy in light of recent cases and developments in the area of insider trading. These updates, as completed will be disseminated to all covered employees.

2) The Compliance Officer shall consult with G. Andrew Bjurman and O. Thomas Barry III to determine when and if confidential or material non-public documentation should be destroyed or stored for safekeeping. (It is anticipated that all such documentation shall be maintained as required by the SEC under the Investment Advisers Act of 1940).

Watch List
----------

1) The Investment Committee is responsible for compiling a "Watch List"1 to assist in the prevention and detection of insider trading (any violation of these policies and procedures is subject to disciplinary sanctions by
     GDBA). The Watch List will indicate those issuers whose securities are not to be traded without prior approval by any person covered by these procedures.

2) While securities remain on the Watch List, no officer, investment adviser representative or other employee(s) will be allowed to initiate any transaction for either their own or a related account2 until pre-approval is granted by the supervisors of the Investment Policy committee.3 Related accounts also represent accounts where the officers, investment adviser representative or other employees maintain a full or partial beneficial interest therein.

3) If GDBA's Investment Committee obtains non-public, insider information on a security on the Watch List, the Committee will require the issue to be placed on GDBA's "Restrictive List" until such time as the information becomes publicly available (through a company press release, a wire service announcement, etc.). During the period the issue appears or remains on the Restrictive List, trading by officers, registered personnel, or other employees will be prohibited.

Miscellaneous
-------------

1) Each officer, investment adviser representative and other employee of GDBA will be required to provide an annual certification that they have not used or communicated any material non-public information to any third party, or used the information in connection with any transactions(s) for the firm, any employee (including themselves), customer, or other person not specifically referenced.

-----------------------------
1    The "Watch Lists" are the model portfolios
2 Related accounts are the accounts of any member of an employee's immediate family
3    The supervisors of the Investment Committee are Messrs. Bjurman and Barry

2) All employees that maintain a brokerage (trading) or investment account(s) for themselves or their immediate family at broker-dealers or investment advisers must notify the Compliance Officer, in writing, as soon as the account(s) is/are opened. Each individual is responsible to provide to the Compliance Officer summaries of any and all trades in such accounts within 10 days of the end of each calendar quarter. Additionally, each individual is required to arrange for duplicate confirmations of all trades done in such accounts to be received by the Compliance Officer from other broker-dealers or investment advisors.

2.1) All employees are required to notify the Compliance Officer, in writing, of all securities held by the employee (or related accounts of the employee) which are non-custodied securities. These types of securities include stocks and bonds which have been issued in certificate form, private placements, stock purchase options (as part of a directorship), and venture capital interests, etc., as examples (this is not an all-inclusive list. If you are not sure if the security needs to be reported to the Compliance Officer, please communicate your questions as soon as possible so a determination may be made).

3) No employee or their related accounts may invest in any securities the firm currently holds for itself or for clients without PRIOR APPROVAL of G. Andrew Bjurman or O. Thomas Barry III.

4) Samples of the forms governing these procedures are available from the Compliance Officer.